UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2018

IMMUNE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bridge Plaza N, Suite 270	07024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 464-2677

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 28, 2018, Elliot M. Maza resigned all positions held by him with Immune Pharmaceuticals Inc. (the “Company”) and its subsidiaries, including his positions as the Company’s Chief Executive Officer and President and as a member of the Company’s Board of Directors. Mr. Maza’s resignation was not due to any disagreement related to the Company’s operations, policies or practices, financial status or financial statements.

In connection with his resignation, Mr. Maza entered into a Termination Agreement (the “Termination Agreement”) and a General Release of Claims with the Company (the “Release”). Pursuant to the Termination Agreement, the Company has agreed to pay Mr. Maza a severance payment in the amount of $300,000 (the “Severance Amount”). The Severance Amount will be paid to Mr. Maza in equal installments in accordance with the Company’s customary payroll practices; provided, however, that any outstanding monthly installments will be accelerated in the event of a “Company Sale” (as defined in the Termination Agreement). In addition, the Company will reimburse Mr. Maza for the cost of continued medical insurance for a period of up to nine months.

The foregoing summary of the Termination Agreement and the Release do not purport to be complete and is qualified in its entirety by reference to the Termination Agreement and Release, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein in their entirety.

Tony Fiorino, M.D., Ph.D., age 50, the Company’s Chief Medical Officer and Chief Operating Officer will assume the role of Interim Chief Executive Officer. Dr. Fiorino will also retain his duties as Chief Medical Officer and Chief Operating Officer. In connection with his appointment as Interim Chief Executive Officer, Dr. Fiorino was also elected to the Company’s Board of Directors to fill the vacancy resulting from Mr. Maza’s resignation.

Dr. Fiorino was appointed Chief Medical Officer and Chief Operating Officer of the Company in August 2017. Dr. Fiorino served as President and Chief Executive Officer of Triumvira Immunologics, an immuno-oncology company developing a novel engineered T cell platform, 2015-2017. Dr. Fiorino was the Chief Executive Officer of BrainStorm Cell Therapeutics (NASDAQ:BCLI) a leading developer of adult stem cell technologies for neurodegenerative diseases from 2014-2015. Dr. Fiorino was the Founder, President and CEO of EnzymeRx from 2008-2010, where he led the acquisition of a late-stage pre-clinical biologic and the development of the compound through phase 2 clinical trials and its subsequent sale to 3SBio, and worked as an independent consultant to biotechnology and pharmaceutical companies and investment funds from 2008-2014.

In connection with his employment as the Company’s Interim Chief Executive Officer, the Company entered into an amendment to Dr. Fiorino’s employment agreement (the “Supplemental Employment Agreement”). The Supplemental Employment Agreement provides for an increase in Dr. Fiorino’s base salary from $360,000 to $400,000 per annum while he remains Interim Chief Executive Officer. Dr. Fiorino’s base salary would be subject to annual review and an increase at least equal to the greater of (i) 3% and (ii) the percentage increase (if any) in the Consumer Price Index: Urban Wage Earners and Clerical Workers for the N.Y. Northeastern N.J. region as published by the U.S. Bureau of Labor Statistics during the immediately preceding 12-month period running from October 1st through September 30th. Dr. Fiorino will be entitled to a target bonus of not less than 15% of his annual base salary and up to 60% of his annual base salary upon the achievement of goals developed and mutually agreed to by the Company’s Board of Directors and Dr. Fiorino. Dr. Fiorino will also receive an option grant under the Company’s 2015 Incentive Compensation Plan, in an amount and on terms to be agreed upon by the parties. Dr. Fiorino will be entitled to an increased severance benefit in an amount equal to nine months’ annual base salary if his date of termination is on or before December 31, 2018, which will increase by one month for each month that he remains employed by the Company thereafter up to a maximum of 12 months. Except as amended by the Supplemental Employment Agreement, Dr. Fiorino’s existing employment agreement will remain in full force and effect.

The foregoing summary of the Supplemental Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Supplemental Employment Agreement, which is filed herewith as Exhibit 10.3 and incorporated by reference herein in its entirety.

There are no arrangements or understandings between Dr. Fiorino and any other persons pursuant to which he was selected as Interim Chief Executive Officer. There are also no family relationships between Dr. Fiorino and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1	Termination Agreement, dated as of August 28, 2018, by and between Immune Pharmaceuticals Inc. and Elliot M. Maza
10.2	General Release of Claims, dated as of August 28, 2018, by and between Immune Pharmaceuticals Inc. and Elliot M. Maza
10.3	Supplemental Employment Agreement, dated as of August 28, 2018, by and between Immune Pharmaceuticals Inc. and Tony Fiorino

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ John Clark
Name:	John Clark
Title:	Corporate Secretary

Date: August 28, 2018

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